Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca Nolan
(508) 370-5374 or	(617) 577-8110 or
tom.newberry@gtc-bio.com	francesca.nolan@fkhealth.com

GTC BIOTHERAPEUTICS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

FRAMINGHAM, MA – November 1, 2007 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the third quarter ended September 30, 2007. The total net loss for the current quarter was $8.4 million, or $0.11 per share, compared with $10.3 million, or $0.14 per share, in the third quarter of 2006. The total net loss for the first nine months of 2007 was $26.5 million, or $0.34 per share, compared to $27.9 million, or $0.43 per share, for the first nine months of 2006.

“We have made strong progress in our strategy for defining our product portfolios in recombinant plasma proteins and monoclonal antibodies, including follow-on biologics. These well-defined product groups provide a number of partnering opportunities that include our initial focus on the further development and commercialization of ATryn® in the United States,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman and Chief Executive Officer. “We look forward to completing our clinical study and initiating the filing of our rolling Biologics License Application, or BLA, for approval of ATryn® in the treatment of hereditary antithrombin deficient patients undergoing surgery or childbirth.”

ATryn® Commercial and Clinical Progress

ATryn® is being developed in Europe, Canada and the Middle East by LEO Pharma A/S. LEO continues commercialization activities in Europe for the approved indication in the treatment of hereditary antithrombin deficient patients undergoing surgical procedures. The first commercial sales are anticipated to be in the United Kingdom in the fourth quarter of 2007 and will occur in additional European countries as pricing is established. LEO is also preparing to submit ATryn® for regulatory approval in Canada in 2008 for the hereditary deficiency indication.

In the third quarter of 2007, LEO began patient enrollment for the approximately 200 patient Phase II dose ranging study of disseminated intravascular coagulation, or DIC, associated with severe sepsis. Initial patient recruitment rates have been slower than originally planned. LEO is evaluating actions to increase the rate of enrollment, including increasing the number of clinical sites, to meet the objective of obtaining top line results by the end of 2008. DIC is the widespread formation of clots within blood vessels, which often leads to organ failure, and is frequently associated with severe sepsis. In this indication, activation of coagulation results in increased consumption of the patient’s own antithrombin. This antithrombin deficiency then results in DIC. DIC occurs in an estimated 500,000 severe sepsis cases in the US and European Union each year, of which up to 50% are fatal, representing a major unmet medical need of significant interest in critical care. GTC estimates the market size of the DIC indication in the US is $2 to $3 billion with additional similarly sized markets in Europe and Japan.

In the Phase III study to support a BLA in the hereditary deficiency indication in the US, GTC continues to plan for obtaining top line results by the end of 2007 on the incidence of deep vein thrombosis, or DVT. ATryn® has been designated for fast track review with a rolling BLA submission for this indication. GTC plans to submit the initial section of the BLA, describing manufacturing, during the fourth quarter of 2007 and the final section, including all the clinical data, is planned for submission in the first half of 2008. This rolling submission process enables the US Food and Drug Administration, or FDA, to begin its review as the information is available rather than waiting until all sections are complete and filed together. In addition, GTC plans to request priority review which would assure a six month time limit for FDA review. If priority review is granted by the FDA and approval is obtained, GTC anticipates ATryn® would be commercially available in the US in the first half of 2009.

Antithrombin is used in patients with hereditary deficiency to reduce the risk of the formation of DVTs during high risk procedures. The U.S. study is a non-inferiority trial based on the observation of clinical symptoms of a DVT in this patient population in comparison to historical data in which patients have been treated with plasma derived products. The results from the 14 patients treated in the hereditary deficiency study for Europe will be combined with data from the current study to give a minimum of 31 evaluable patients.

The data on childbirth patients gathered in this phase III study for the U.S. is planned to be used in a subsequent filing with the EMEA in 2008 to request expansion of the approved label in the European Union to include childbirth procedures.

GTC has also defined the larger scale manufacturing process to more efficiently supply ATryn® for the larger acquired deficiency indications such as DIC. Contract purification as well as fill and finish facilities are being established for this larger volume capability.

Product Portfolios and Partnering

ATryn® is the lead program in the recombinant plasma protein portfolio that includes recombinant alpha 1 antitrypsin, or rhAAT, and recombinant factor VIIa, or rhFVIIa. ATryn® is the subject of partnering discussions for commercialization and further development in the US. The rhAAT and rhFVIIa programs are in preclinical development and are planned to have Investigational New Drug submissions in 2009.

LFB Biotechnologies and GTC are collaborating on the development of rhFVIIa and a CD20 antibody that is intended to be developed commercially as a follow-on biologic for the same target as Rituximab. GTC is developing a portfolio of follow-on biologic programs in addition to CD20 that may form the basis of future partnering opportunities.

Financial Results

Revenues were approximately $2.6 million for the current quarter, a $1.9 million increase from the approximately $0.7 million in the third quarter 2006. The revenues in the third quarter were primarily from the programs with PharmAthene for the services provided to their Protexia product and from Merrimack Pharmaceuticals for their MM-093 product. Third quarter revenues in 2006 were primarily from the services provided to Merrimack. Revenues for the first nine months of 2007 totaled $10.8 million, a $7.5 million increase compared to the $3.3 million in the first nine months of 2006. The revenues for the nine-month results were primarily due to the sale of ATryn® to LEO for use in the Phase II clinical study in DIC as well as revenue derived from the Merrimack and PharmAthene programs.

Costs of revenue and operating expenses totaled $10.9 million in the current quarter, a 2% decrease from the $11.1 million total in the third quarter 2006. Costs of revenue and operating expenses totaled $37.6 million in the first nine months of 2007, a 20% increase from the $31.4 million in the first nine months of 2006. The increase in the nine month costs included the cost of inventory sold to LEO to support the increased revenues and the inventory write-off of $2.9 million previously reported in the second quarter of 2007.

The per share results were affected by an increase in the weighted average number of shares outstanding from 71.7 million shares in the third quarter 2006 to 78 million shares in the third quarter 2007. The weighted average number of shares outstanding increased from 64.6 million shares in the first nine months of 2006 to 77.8 million shares in the first nine months of 2007. The increases in the weighted average shares outstanding primarily reflect the issuance of shares of common stock in a registered direct offering in July 2006 and in the equity investment made by LFB in January 2007. GTC had approximately 78 million common shares outstanding as of September 30, 2007.

Cash and marketable securities at September 30, 2007 totaled $21.8 million, a $22 million decrease compared to $43.8 million at December 31, 2006. GTC projects cash and marketable securities at the end of 2007 totaling approximately $20 to $22 million assuming the completion of partnering transactions currently under discussion as well as anticipated revenues from existing external programs with Merrimack and PharmAthene. GTC believes that its current cash resources and anticipated receipts from partnering transactions and current external programs will be sufficient to support its operations well into the second half of 2008.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-866-362-4666. The dial-in number from outside the United States is 1-617-597-5313. The participant passcode is 98102321. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics develops, produces, and commercializes therapeutic proteins through transgenic animal technology. GTC obtained the first approval anywhere in the world for a transgenically produced protein when ATryn®, a recombinant form of human antithrombin, was approved by the European Commission for use in patients with hereditary antithrombin deficiency undergoing surgical procedures. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as those that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing and scope of the DIC clinical program, the anticipated timing and countries of Europe where ATryn® will be commercially launched for hereditary antithrombin deficiency, the planned submission for label expansion of ATryn® in Europe, the progress and prospects for development of ATryn® for approval in the United States, the intent to develop the Factor VIIa and CD20 monoclonal antibody programs as follow-on biologics, the prospects for partnering opportunities, and GTC’s expected levels of cash and cash use. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Revenue	$2,576	$690	$10,844	$3,307
Costs of revenue and operating expenses:
Cost of revenue	1,418	1,612	9,706	4,049
Research and development	7,091	6,846	20,244	20,178
Selling, general and administrative	2,347	2,667	7,609	7,129

	10,856	11,125	37,559	31,356

Loss from operations	$(8,280)	$(10,435)	$(26,715)	$(28,049)
Other income (expense):	(108)	118	226	132

Net Loss	$(8,388)	$(10,317)	$(26,489)	$(27,917)

Net loss per common share (basic and diluted)	$(0.11)	$(0.14)	$(0.34)	$(0.43)

Weighted average number of shares outstanding (basic and diluted)	77,968	71,658	77,774	64,609

	September 30, 2007	December 31, 2006
Cash and marketable securities	$21,810	$43,835
Other current assets	1,938	4,383
Property and equipment, (net)	14,368	15,336
Other assets	9,546	9,681

Total assets	$47,662	$73,235

Current liabilities	$12,337	$15,535
Short-term deferred contract revenue	3,701	3,301
Long-term deferred contract revenue	4,496	5,953
Long-term debt	9,767	10,470
Other liabilities	20	20
Stockholders' equity	17,341	37,956

Total liabilities and stockholders' equity	$47,662	$73,235